Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of QR Energy, LP of all references to our firm and information from our reserves report dated February 6, 2014 included in or made a part of the QR Energy, LP Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 3, 2014, and our summary report attached as Exhibit 99.1 to such Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

April 4, 2014